Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS FIRST QUARTER EPS OF $0.44 PER DILUTED SHARE

10th CONSECUTIVE QUARTER OF RECORD EPS FROM CONTINUING OPERATIONS

Columbus, Ohio – May 28, 2009 – Big Lots, Inc. (NYSE: BIG) today reported net income of $36.2 million, or $0.44 per diluted share, for the first quarter of fiscal 2009 ended May 2, 2009.  This compares to net income of $34.5 million, or $0.42 per diluted share, for the first quarter of fiscal 2008.  Results include both continuing operations and discontinued operations.  Discontinued operations activity was minimal in the first quarter of both fiscal 2009 and fiscal 2008 and discussed later in this release.

FIRST QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.44 per diluted share versus income from continuing operations of $0.42 per diluted share last year
•	10th Consecutive quarter of record EPS from continuing operations
•	Operating profit rate of 5.3%, an increase of 20 basis points compared to last year
•	Generated $85 million of Cash Flow (defined as operating activities less investing activities)

Continuing Operations

For the first quarter of fiscal 2009, income from continuing operations was $36.3 million, or $0.44 per diluted share, compared to income from continuing operations of $34.5 million, or $0.42 per diluted share, for the same period of fiscal 2008.

Net sales for the first quarter of fiscal 2009 decreased 0.9% to $1,141.7 million, compared to $1,151.6 million for the same period in fiscal 2008.  Comparable store sales for stores open at least two years at the beginning of the fiscal year decreased 0.5% for the quarter.

Operating profit for the first quarter of fiscal 2009 was $60.3 million, or 5.3% of sales, compared to first quarter of fiscal 2008 operating profit of $58.2 million, or 5.1% of sales.  Despite lower total sales, operating profit dollars increased 4% as a result of improvement in the gross margin rate and a flat operating expense rate as a percent of sales.  Our gross margin rate for the quarter increased 20 basis points compared to last year due to improved initial markup and lower inbound freight costs, partially offset by merchandise mix pressure resulting from stronger sales of lower margin categories such as consumables and hardlines.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

For the first quarter of fiscal 2009, net interest expense was $0.3 million compared to net interest expense of $1.4 million last year.  The net interest expense reduction of $1.1 million was directly attributable to cash generated by our business over the last 12 months.  The effective income tax rate for the first quarter of fiscal 2009 was 39.5% compared to 39.2% last year.

Inventory and Cash Management

Inventory ended the first quarter of fiscal 2009 at $718 million compared to $725 million last year.  The 1% decline in overall inventory resulted from a 1% reduction in store count with inventory per store essentially flat compared to last year.  We ended the first quarter of fiscal 2009 with no debt and $8 million of cash in money market investments (included in Cash and Cash Equivalents on our Balance Sheet) compared to debt of $165 million and no money market investments as of the end of the first quarter of fiscal 2008.  The debt reduction was attributable to cash generated by our business over the last 12 months.

Additionally, as discussed in our Form 8-K filed with the SEC on April 30, 2009, we entered into a new unsecured $500 million revolving credit facility during the first quarter of fiscal 2009.  The new three-year agreement is comprised of a syndicate of 14 banks and replaces our prior $500 million credit facility which was set to expire in October 2009.  The structure and financial covenants of the new facility are substantially the same as our prior facility.

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on March 30, 2009, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 Big Lots stores closed in January 2006 are classified as discontinued operations.  Net loss from discontinued operations for the first quarter of fiscal 2009 totaled $0.1 million compared to income from discontinued operations of less than $0.1 million for the first quarter of fiscal 2008.

2009 OUTLOOK

•	Provides initial Q2 guidance for income from continuing operations of $0.26 to $0.32 per diluted share versus income from continuing operations of $0.32 per diluted share for the same period last year
•	Increases fiscal 2009 annual guidance for income from continuing operations to $1.85 to $1.95 per diluted share versus income from continuing operations of $1.89 per diluted share last year

For the second quarter of fiscal 2009, we anticipate comparable store sales will decrease in the range of 1% to 3% and our income from continuing operations is estimated to be in the range of $0.26 to $0.32 per diluted share, compared to income from continuing operations for the second quarter of fiscal 2008 of $0.32 per diluted share.

Given the strength of the first quarter operating results and expectations for the balance of the year, we raised our fiscal 2009 guidance for earnings from continuing operations.  We now anticipate fiscal 2009 income from continuing operations of $1.85 to $1.95 per diluted share, compared to income from continuing operations of $1.89 per diluted share for fiscal 2008.  This EPS guidance is based on fiscal 2009 comparable store sales in a range of flat to a decline of 1% and an operating profit rate in the range of 5.4% to 5.6%.  We also continue to expect Cash Flow of approximately $145 million.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. Eastern Time to discuss our financial results for the first quarter and provide commentary on our outlook for fiscal 2009.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Thursday, June 11. A replay of the call will be available beginning May 28 at 12:00 noon (Eastern Time) through June 11 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN number is 7193.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the first quarter of fiscal 2009 (May 2, 2009), we operated 1,345 BIG LOTS stores in 47 states. We also sell merchandise via the internet at www.biglots.com. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	MAY 2,	MAY 3,
	2009	2008
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$51,102	$43,186
Inventories	718,151	724,629
Deferred income taxes	45,580	54,259
Other current assets	55,721	51,798
Total current assets	870,554	873,872

Property and equipment - net	484,585	478,947

Deferred income taxes	54,752	50,510
Other assets	26,008	19,542

	$1,435,899	$1,422,871

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$257,373	$257,531
Property, payroll and other taxes	71,041	71,453
Accrued operating expenses	50,189	61,533
Insurance reserves	39,244	36,244
KB bankruptcy lease obligation	4,988	0
Accrued salaries and wages	30,472	27,961
Income taxes payable	24,963	21,550
Total current liabilities	478,270	476,272

Long-term bank obligations under bank credit facility	0	165,400

Deferred rent	28,926	34,120
Insurance reserves	45,457	44,342
Unrecognized tax benefits	26,593	26,827
Other liabilities	42,277	35,646

Shareholders' equity	814,376	640,264
	$1,435,899	$1,422,871

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	MAY 2, 2009		MAY 3, 2008
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,141,656	100.0	$1,151,589	100.0
Gross margin	462,180	40.5	463,791	40.3
Selling and administrative expenses	382,682	33.5	386,856	33.6
Depreciation expense	19,215	1.7	18,778	1.6
Operating profit	60,283	5.3	58,157	5.1
Interest expense	(321)	(0.0)	(1,412)	(0.1)
Interest and investment income	6	0.0	12	0.0
Income from continuing operations before income taxes	59,968	5.3	56,757	4.9
Income tax expense	23,658	2.1	22,271	1.9
Income from continuing operations	36,310	3.2	34,486	3.0
(Loss) income from discontinued operations, net of tax (benefit) expense of ($51) and $14, respectively	(79)	(0.0)	23	0.0
Net income	$36,231	3.2	$34,509	3.0

Earnings per common share - basic
Continuing operations	$0.45		$0.43
Discontinued operations	0.00		0.00
Net income	$0.45		$0.43

Earnings per common share - diluted
Continuing operations	$0.44		$0.42
Discontinued operations	0.00		0.00
Net income	$0.44		$0.42

Weighted average common shares outstanding
Basic	81,408		80,918
Dilutive effect of share-based awards	916		798
Diluted	82,324		81,716

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED

	May 2, 2009	May 3, 2008
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$97,873	$58,637

Net cash used in investing activities	(12,858)	(18,096)

Net cash used in financing activities	(68,686)	(34,486)

Increase in cash and cash equivalents	16,329	6,055
Cash and cash equivalents:
Beginning of period	34,773	37,131
End of period	$51,102	$43,186